EXHIBIT 10.1

Coca-Cola Enterprises Inc.

Executive Severance Guidelines

I.     Purpose.   The Compensation Committee has the sole discretion to determine a senior or executive officer’s eligibility for severance benefits, as well as the type and amount of such benefits. The Committee will consider the following guidelines in making such determinations.

II.     Eligibility.   A senior or executive officer may be eligible to receive severance pay and/or severance benefits if both of the following conditions are satisfied:

•	The officer's involuntary termination without Cause, or voluntary termination for Good Reason and
•	The execution of an agreement releasing all claims against the Company and agreeing to not compete for a period of two years.*

* In its discretion, the Committee may also require the officer to provide consulting services following termination.

III.     Severance Pay.   Severance payments may be based on the officer’s Years of Service with the Company and related companies, as follows:

•	10 or more Years of Service -- Payments equal to 24 months of salary and 2 Annual Bonus Awards**
•	Between 2 and 10 Years of Service -- Payments equal to 18 months of salary and 1 1/2 Annual Bonus Awards**
•	Less than 2 Years of Service -- Payments equal to 12 months of salary and 1 Annual Bonus Award**

** An officer may also receive a payment equal to the annual bonus that would have been payable for the year of termination, which amount shall be based on actual performance results and prorated for his or her actual period of service during such year.

IV.     Severance Payments to Mitigate Increased Cost of Medical Coverage.   An officer who is not eligible for coverage under the Company’s retiree medical plan at the time of his or her termination may receive additional severance payments intended to mitigate the additional cost of continuing medical coverage under COBRA. Such payments would approximate the difference in the contributions towards COBRA coverage and the contributions of active employees.

V.     Severance Equity Benefits.

•	Restricted stock may be vested, to the extent of, or following, attainment of all performance requirements to vesting.
•	Unvested stock options may be vested. Additionally, the exercise period for stock options may be extended to the extent permitted under the final regulations promulgated under Section 409A of the Internal Revenue Code.

VI.     Definitions

•	“Annual Bonus Award” means the amount payable to the officer under the annual incentive plan in effect for executive officers on his or her termination date, which amount shall be calculated as if the “target” performance results were attained. If there is no annual incentive plan in place at the time of the officer’s termination, the bonus award amount will be equal to the last such award received by the officer prior to his or her termination date or such other amount as the Committee may determine.

•	“Cause” means (i) willful or gross misconduct by the officer that is materially detrimental to the Company, (ii) acts of personal dishonesty or fraud toward the Company, or (iii) conviction of a felony, except for a conviction related to vicarious liability based solely on his position with the Company, provided that the officer had no involvement in actions leading to such liability or had acted upon the advice of the Company’s counsel.

•	“Good Reason” means the officer’s (i) demotion or diminution of duties, responsibilities and status; (ii) a material reduction in base salary and annual incentive opportunities; or (iii) assignment to a position requiring relocation of more than 50 miles from the Company’s corporate headquarters. The officer must give written notice to the Company within six months of the date on which he or she is notified of such circumstances, and the Company will have one month to remedy the matter.

•	“Years of Service” means complete years of employment with Coca-Cola Enterprises Inc. or one of its predecessor companies, The Coca-Cola Company, or a company at least 20% owned by Coca-Cola Enterprises Inc. or by The Coca-Cola Company.